Exhibit 99.1

Enterasys Networks Continues Cost-Reduction Initiatives

    ANDOVER, Mass.--(BUSINESS WIRE)--Jan. 14, 2005--Enterasys Networks (NYSE:ETS), the Secure Networks Company(TM), today announced a continuation of cost-reduction initiatives to lower overall expenses and maximize opportunities for profitable growth. The measure consists of a workforce reduction of approximately 115 positions, affecting all areas of the Company. The Company estimates that the workforce reduction, which will be substantially complete this quarter, will decrease annual salaries and related expenses by approximately $9.5 million in addition to previously announced savings.
    "Today's announcement is consistent with our ongoing strategy to reduce our cost structure and accelerate our path to profitability," said William K. O'Brien, chief executive officer of Enterasys Networks. "We remain focused on driving top-line growth through continued investment in our Secure Networks products and solutions. The reductions being announced today are fully aligned with our growth and profitability strategies and were not undertaken as a response to the Company's fourth-quarter or expected first-quarter results."
    As a result of this reduction and additional cost-saving measures taken in the fourth quarter, Enterasys expects to record severance charges in the fourth quarter of 2004 and in the first quarter of 2005 totaling approximately $3.5 to 3.8 million. The Company's expects that its worldwide workforce will be reduced from 1,176 employees at the end of the third quarter of 2004 to approximately 1,040 employees by the second quarter of 2005. Management will provide further details on its fourth quarter financial results conference call scheduled for February 10, 2005.
    "Enterasys continues to realize significant benefits from operational improvements, new product introductions and stronger relationships with our global partners, while at the same time maintaining the highest levels of customer support," said Mark Aslett, president and chief operating officer. "As a result, we begin 2005 not only as a more agile company, but also as a more competitive company. Our leading Secure Networks products and solutions continue to win new business, and we remain on schedule to release the Matrix X, our next-generation core router, this quarter."

    About Enterasys Networks

    Enterasys Networks is the Secure Networks Company, providing enterprise customers with innovative network infrastructure products, services and solutions that deliver the security, productivity and adaptability benefits required by Global 2000 organizations. For more information on Enterasys Secure Networks and the company's products, including multilayer switches, core routers, WAN routers, wireless LANs, network management, and intrusion defense systems, visit www.enterasys.com.

    This news release contains forward-looking statements regarding future events, activities and financial performance, such as management's expectations regarding future revenue and cash flow; strategic relationships and market opportunities; product development; and other business strategies and objectives. These statements may be identified with such words as "we expect," "we believe," "we anticipate," or similar indications of future expectations. These statements are neither promises nor guarantees, and actual future financial performance, events and activities may differ materially. Readers are cautioned not to place undue reliance on these statements, which speak only as of the date hereof. We expressly disclaim any obligation to update such statements publicly to reflect changes in the expectations, assumptions, events or circumstances on which such statements may be based or that may affect the likelihood that actual results will differ materially.
    Some risks and uncertainties that may cause actual results to differ materially from these forward-looking statements include, but are not limited to: worldwide and regional economic uncertainty and recent political and social turmoil may continue to negatively affect our business and revenue; we have a history of losses in recent years and may not operate profitably in the future; our quarterly operating results may fluctuate, which could cause us to fail to meet quarterly operating targets and result in a decline in our stock price; we earn a substantial portion of our revenue for each quarter in the last month of each quarter, which reduces our ability to accurately forecast our quarterly results and increases the risk that we will be unable to achieve previously forecasted results; we continue to introduce new products, and if our customers delay product purchases or choose alternative solutions, or if sales of new products are not sufficient to offset declines in sales of older products, our revenue could decline, we may incur excess and obsolete inventory charges, and our financial condition could be harmed; we may be unable to upgrade our indirect distribution channels or otherwise enhance our selling capabilities, which may hinder our ability to grow our customer base and increase our revenue; we have experienced significant changes in senior management and our current management team has been together for only a limited time, which could limit our ability to achieve our objectives and effectively operate our business; there is intense competition in the market for enterprise network equipment, which could prevent us from increasing our revenue and achieving profitability; a portion of the enterprises we sell to rely in whole or in part on public funding and often face significant budgetary pressure, and if these customers must delay, reduce or forego purchasing from us, our revenues could be harmed; we depend upon a limited number of contract manufacturers for substantially all of our manufacturing requirements, and the loss of any of our primary contract manufacturers would impair our ability to meet the demands of our customers; and those additional risks and uncertainties discussed in our most recent filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended January 3, 2004.

    CONTACT: Enterasys Networks
             Financial Analysts:
             Kristen Sheppard, Esq.
             Investor-relations@enterasys.com
             or
             News Media:
             Kevin Flanagan, 978-684-1473
             kflanaga@enterasys.com